Exhibit 3.2
~~FOURTH~~FIFTH AMENDED AND RESTATED BYLAWS
OF TRANSUNION
(AMENDED AS OF ~~NOVEMBER 18~~FEBRAURY 21, ~~2022~~2024)

ARTICLE I.
OFFICES
Section 1.01    Registered Office. The registered office and registered agent of TransUnion (the “Corporation”) in the State of Delaware shall be as set forth in the Amended and Restated Certificate of Incorporation (as defined below). The Corporation may also have offices in such other places in the United States or elsewhere (and may change the Corporation’s registered agent) as the Board of Directors of the Corporation (the “Board of Directors”) may, from time to time, determine or as the business of the Corporation may require.
ARTICLE II.

MEETINGS OF STOCKHOLDERS
Section 2.01    Annual Meetings. Annual meetings of stockholders may be held at such place, if any, either within or without the State of Delaware, and at such time and date as the Board of Directors shall determine and state in the notice of meeting. The Board of Directors may, in its sole discretion, determine that meetings of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as described in Section 2.11 of these Bylaws in accordance with Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). The Board of Directors may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board of Directors.
Section 2.02    Special Meetings. Special meetings of the stockholders may only be called in the manner provided in the Corporation’s amended and restated certificate of incorporation as then in effect (as the same may be amended and/or restated from time to time, the “Amended and Restated Certificate of Incorporation”) and may be held at such place, if any, either within or without the State of Delaware, and at such time and date as the Board of Directors or the Chairperson of the Board of Directors shall determine and state in the notice of meeting. The Board of Directors may postpone, reschedule or cancel any special meeting of stockholders previously scheduled by the Board of Directors or the Chairperson of the Board of Directors.
Section 2.03    Notice of Stockholder Business and Nominations.
(A)    Annual Meetings of Stockholders.
(1)    Nominations of persons for election to the Board of Directors and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders only (a) pursuant to the Corporation’s notice of meeting (or any supplement thereto) delivered pursuant to Section 2.04 of Article II of these Bylaws, (b) by or at the direction of the Board of Directors or any authorized committee thereof ~~or~~, (c) by any stockholder of the Corporation present in person who (i) is entitled to vote at the meeting, who complied with the notice procedures set forth in this Section 2.03 and who was a stockholder of record at the time such notice is delivered to the Secretary of the Corporation and at the time of the meeting or (ii) properly made such proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (as so amended and

Exhibit 3.2
inclusive of such rules and regulations, the “Exchange Act”) or (d) by any Eligible Stockholder (as defined in Section 2.13(C)(1)) in accordance with the procedures set forth in Section 2.13 of Article II of these Bylaws. The foregoing ~~clause~~clauses (c) and (d) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders.
(2)    For nominations to be properly brought before an annual meeting by a stockholder pursuant to clause (d) of paragraph (A)(1) of this Section 2.03, the stockholder must comply with the procedures set forth in Section 2.13 of Article II of these Bylaws, and the provisions of this Section 2.03 shall not be applicable to nominations made pursuant to Section 2.13 except as expressly provided in Section 2.13. For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (c) of paragraph (A)(1) of this Section 2.03, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation, and, in the case of business other than nominations of persons for election to the Board of Directors, such other business must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than thirty (30) days, or delayed by more than seventy (70) days, from the anniversary date of the previous year’s meeting, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not earlier than one hundred and twenty (120) days prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. Public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice. Notwithstanding anything in this Section 2.03(A)(2) to the contrary, if the number of directors to be elected to the Board of Directors at an annual meeting is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least one hundred (100) calendar days prior to the first anniversary of the prior year’s annual meeting of stockholders, then a stockholder’s notice required by this Section shall be considered timely, but only with respect to nominees for any new positions created by such increase, if it is received by the Secretary of the Corporation not later than the close of business on the tenth (10th) calendar day following the day on which such public announcement is first made by the Corporation.

(3)    Such stockholder’s notice shall set forth:
(a)    as to each person whom the stockholder proposes to nominate for election or re-election as a director, (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Section 14(a) of the Exchange Act, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director for a full term if elected, (ii) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.03 if such candidate for nomination were a proposing person (as defined below), and (iii) a description of any direct or indirect material interest in any material contract or agreement between or among any proposing person, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in such solicitation, on the other

Exhibit 3.2
hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such proposing person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant;
(b)    as to each person whom the stockholder proposes to nominate for election or re-election as a director, (i) a completed written questionnaire (in the form provided by the Corporation upon written request of any stockholder of record therefor) with respect to the background, qualifications, stock ownership and independence of such proposed nominee and (ii) a written representation and agreement (in the form provided by the Corporation upon written request of any stockholder of record therefor) that such candidate for nomination (A) is not and, if elected as a director during his or her term of office, will not become a party to (1) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) or (2) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law, (B) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director that has not been disclosed to the Corporation, (C) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect), and (D) if elected as director of the Corporation, intends to serve the entire term until the next meeting at which such candidate would face re-election;
(c)    as to any other business that the stockholder proposes to bring before the meeting, (i) a brief description of the business desired to be brought before the meeting, (ii) the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment), (iii) the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, (iv) a reasonably detailed description of all agreements, arrangements and understandings (1) between or among any of the proposing persons or (2) between or among any proposing person and any other person or entity (including their names) in connection with the proposal of such business by such stockholder, and (v) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act;
(d)    as to the stockholder giving the notice and the beneficial owner(s), if any, on whose behalf the nomination or proposal is made and any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation (a “proposing person”):
(i)    the name and address of such proposing person, as they appear on the Corporation’s books and records,

Exhibit 3.2
(ii)    (1) the class or series and number of shares of capital stock of the Corporation that are owned, directly or indirectly, beneficially and of record by such proposing person, (2) the date or dates such shares were acquired, (3) the investment intent of such acquisition, and (4) any pledge by such stockholder with respect to any of such shares,
(iii)    the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such proposing person with respect to any shares of any class or series of shares of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any proposing person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a proposing person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such proposing person as a hedge with respect to a bona fide derivatives trade or position of such proposing person arising in the ordinary course of such proposing person’s business as a derivatives dealer,
(iv)    any material pending or threatened legal proceeding in which such proposing person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation,
(v)    any other material relationship between such proposing person, on the one hand, and the Corporation or any affiliate of the Corporation, on the other hand,

(vi)    any direct or indirect material interest in any material contract or agreement of such proposing person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement),

(vii)    a representation that the proposing person is a holder of record of the stock of the Corporation at the time of the giving of the notice, will be entitled to vote at such meeting and will appear in person or by proxy at the meeting to propose such business or nomination,

(viii)    a representation whether the proposing person will be or is part of a group that intends to (x) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and (y) for proposals, otherwise to solicit proxies or votes from stockholders in support of such proposal and for nominations, solicit the holders of shares representing at least 67% of the voting power of shares entitled to vote on the election of directors in support of

Exhibit 3.2
director nominees other than the Corporation’s nominees in accordance with Rule 14a-19 promulgated under the Exchange Act,

(ix)    a certification regarding whether such proposing person has complied with all applicable federal, state and other legal requirements in connection with such person’s acquisition of shares of capital stock or other securities of the Corporation and/or such person’s acts or omissions as a stockholder of the Corporation,

(x)    and any other information relating to such proposing person required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder; and
(e)    a description of any agreement, arrangement or understanding with respect to the nomination or proposal and/or the voting of shares of any class or series of stock of the Corporation between or among the stockholder giving the notice, the beneficial owner, if any, on whose behalf the nomination or proposal is made, any of their respective affiliates or associates and/or any others acting in concert with any of the foregoing (collectively, “proponent persons”).
(B)    Duty to Update and Supplement. A stockholder providing notice of a proposed nomination for election to the Board of Directors pursuant to clause (c) of paragraph (A)(1) of this Section 2.03 or other business proposed to be brought before a meeting or a candidate for election as a director of the Corporation at an annual meeting or special meeting shall update and supplement such notice from time to time to the extent necessary so that the information provided or required to be provided in such notice pursuant to this Section 2.03 shall be true and correct (x) as of the record date for determining the stockholders entitled to notice of the meeting and (y) as of the date that is fifteen (15) days prior to the meeting or any adjournment or postponement thereof, provided that if the record date for determining the stockholders entitled to vote at the meeting is less than fifteen (15) days prior to the meeting or any adjournment or postponement thereof, the information shall be supplemented and updated as of such later date. Any such update and supplement shall be delivered in writing to the Secretary of the Corporation at the principal executive offices of the Corporation not later than five (5) days after the record date for determining the stockholders entitled to notice of the meeting (in the case of any update and supplement required to be made as of the record date for determining the stockholders entitled to notice of the meeting), not later than ten (10) days prior to the date for the meeting or any adjournment or postponement thereof (in the case of any update or supplement required to be made as of fifteen (15) days prior to the meeting or adjournment or postponement thereof) and not later than five (5) days after the record date for determining the stockholders entitled to vote at the meeting, but no later than the date prior to the meeting or any adjournment or postponement thereof (in the case of any update and supplement required to be made as of a date less than fifteen (15) days prior the date of the meeting or any adjournment or postponement thereof).
The Board of Directors may require any proposed nominee pursuant to clause (c) of paragraph (A)(1) of this Section 2.03 to furnish such other information as it may reasonably require in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon. Without limiting the generality of the foregoing, the Board of Directors may request such other information in order for the Board of Directors to determine the eligibility of such proposed nominee to serve as a director of the Corporation and to determine the independence of such director under the Exchange Act and rules and regulations thereunder and applicable stock

Exhibit 3.2
exchange rules or to comply with the director qualification standards and additional selection criteria in accordance with the Corporation’s Corporate Governance Guidelines. Such other information shall be delivered to, or mailed and received by, the Secretary of the Corporation (or any other office specified by the Corporation in any public announcement) not later than five (5) business days after the request by the Board of Directors has been delivered to, or mailed and received by, the proposing person. In addition, the Board of Directors may require any proposed candidate for nomination as a director to submit to interviews with the Board of Directors or any committee thereof, and such candidate shall make himself or herself available for any such interviews within no less than ten (10) business days following the date of such request.
(C)    Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (1) by or at the direction of the Board of Directors or any committee thereof or (2) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is entitled to vote at the meeting, who complies with the notice procedures set forth in this Section 2.03 and who is a stockholder of record at the time such notice is delivered to the Secretary of the Corporation. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting if the stockholder’s notice as required by paragraph (A)(2) of this Section 2.03 shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.
(D)    Additional Requirements. In addition to the requirements of this Section 2.03 with respect to any nomination proposed to be made at a meeting, each stockholder providing notice as to nominations pursuant to this Section 2.03 shall comply with all applicable requirements of the Exchange Act with respect to any such nominations. Notwithstanding the foregoing provisions of this Section 2.03, unless otherwise required by law, (i) no such stockholder shall solicit proxies in support of director nominees other than the Corporation’s nominees unless such stockholder has compiled with Rule 14a-19 promulgated under the Exchange Act in connection with the solicitation of such proxies, including the provision to the Corporation of notices required thereunder in a timely manner and (ii) if such stockholder (1) provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act and (2) subsequently fails to comply with the requirements of Rule 14a-19(a)(2) and Rule 14a-19(a)(3) promulgated under the Exchange Act, including the provision to the Corporation of notices required thereunder in a timely manner, then the Corporation shall disregard any proxies or votes solicited for such stockholder’s director nominees. If any such stockholder provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act, such stockholder shall deliver to the Corporation, no later than five (5) business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act.

Exhibit 3.2
(E)    General.

(1)    Notwithstanding anything to the contrary in this Section 2.03, in no event may a stockholder provide timely notice with respect to a greater number of director candidates than are subject to election by stockholders at the annual meeting or special meeting, as applicable.

(2)    Only such persons who are nominated in accordance with the procedures set forth in this Section 2.03 or, with respect to any Proxy Access Nominees, the procedures set forth in Section 2.13 of these Bylaws, shall be eligible to serve as directors and only such business shall be conducted at an annual or special meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section. Except as otherwise provided by law, the Amended and Restated Certificate of Incorporation or these Bylaws, the chairperson of the meeting shall, in addition to making any other determination that may be appropriate for the conduct of the meeting, have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in ~~these Bylaws~~ Section 2.03 or Section 2.13, as applicable, and, if any proposed nomination or business is not in compliance with these Bylaws, to declare that such defective proposal or nomination shall be disregarded. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairperson of the meeting. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairperson of the meeting shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairperson of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting, (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the chairperson of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. Notwithstanding the foregoing provisions of this Section 2.03, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear in person at the annual or special meeting of stockholders of the Corporation to present a nomination or business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 2.03, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Unless and to the extent determined by the Board of Directors or the chairperson of the meeting, ~~meeting~~ meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Exhibit 3.2
(3)    Whenever used in these Bylaws, “public announcement” shall mean disclosure (a) in a press release released by the Corporation, provided such press release is released by the Corporation following its customary procedures, is reported by the Dow Jones News Service, Associated Press or comparable national news service, or is generally available on internet news sites, or (b) in a document publicly filed by the Corporation with the Securities and Exchange Commission (the “Commission”) pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.

(4)    Notwithstanding the foregoing provisions of this Section 2.03, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this Section 2.03; provided, however, that, to the fullest extent permitted by law, any references in these Bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to these Bylaws (including paragraphs (A)(1)(c) and (B) ~~hereof~~ of this Section 2.03), and compliance with paragraphs (A)(1)(c) and (B) of this Section 2.03 of these Bylaws shall be the exclusive means for a stockholder to make nominations or submit other business. Nothing in this Section 2.03 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or the ability of any Eligible Stockholder to request inclusion of a Proxy Access Nominee in the Corporation’s proxy statement pursuant to Section 2.13 of these Bylaws. Nothing in these Bylaws shall be deemed to affect any rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances.
Section 2.04    Notice of Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a timely notice in writing or by electronic transmission, in the manner provided in Section 232 of the DGCL, of the meeting, which shall state the place, if any, date and time of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purposes for which the meeting is called, shall be mailed to or transmitted electronically by the Secretary of the Corporation to each stockholder of record entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting. Unless otherwise provided by law, the Amended and Restated Certificate of Incorporation or these Bylaws, the notice of any meeting shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.
Section 2.05    Quorum. Unless otherwise required by law, the Amended and Restated Certificate of Incorporation or the rules of any stock exchange upon which the Corporation’s securities are listed, the holders of record of a majority of the voting power of the issued and outstanding shares of capital stock of the Corporation entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of stockholders. Notwithstanding the foregoing, where a separate vote by a class or series or classes or series is required, a majority in voting power of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on that matter. Once a quorum is present to organize a meeting, it shall not be broken by the subsequent withdrawal of any stockholders.

Exhibit 3.2
Section 2.06    Voting. Except as otherwise provided by or pursuant to the provisions of the Amended and Restated Certificate of Incorporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of stock held by such stockholder that has voting power upon the matter in question. Each stockholder entitled to vote at a meeting of stockholders or to express consent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy in any manner provided by applicable law, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date. Unless required by the Amended and Restated Certificate of Incorporation or applicable law, or determined by the chairperson of the meeting to be advisable, the vote on any question need not be by ballot. On a vote by ballot, each ballot shall be signed by the stockholder voting, or by such stockholder’s proxy, if there be such proxy. When a quorum is present or represented at any meeting, the vote of the holders of a majority of the voting power of the shares of stock present in person or represented by proxy and entitled to vote on the subject matter shall decide any question brought before such meeting, unless the question is one upon which, by express provision of applicable law, of the rules or regulations of any stock exchange applicable to the Corporation, of any regulation applicable to the Corporation or its securities, of the Amended and Restated Certificate of Incorporation or of these Bylaws, a different vote is required, in which case such express provision shall govern and control the decision of such question.
Subject to the Amended and Restated Certificate of Incorporation, a nominee for director shall be elected to the Board of Directors upon the affirmative vote of a majority of the votes cast in the election of directors (meaning that the votes cast for such nominee’s election exceed the votes cast against such nominee’s election); provided, however, that nominees shall be elected by a plurality of votes cast at any meeting of stockholders for which (a) the Corporation receives a timely notice that a stockholder has nominated a person for election to the Board of Directors in compliance with the requirements of Section 2.03 and/or Section 2.13 of these Bylaws and (b) such nomination has not been withdrawn on or before the tenth day before the Corporation first mails or transmits electronically to stockholders its initial notice of meeting in connection with such election of directors.
Section 2.07    Chairperson of Meetings. The Chairperson of the Board of Directors, if one is elected, or, in his or her absence or disability, the Chief Executive Officer of the Corporation, or in the absence of the Chairperson of the Board of Directors and the Chief Executive Officer, a person designated by the Board of Directors shall be the chairperson of the meeting and, as such, preside at all meetings of the stockholders.
Section 2.08    Secretary of Meetings. The Secretary of the Corporation shall act as secretary at all meetings of the stockholders. In the absence or disability of the Secretary, the Chairperson of the Board of Directors or the Chief Executive Officer shall appoint a person to act as secretary at such meetings.
Section 2.09    Consent of Stockholders in Lieu of Meeting. Any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote only in the manner provided in the Amended and Restated Certificate of Incorporation and in accordance with applicable law.
Section 2.10    Adjournment. At any meeting of stockholders of the Corporation, if less than a quorum be present, the chairperson of the meeting or stockholders holding a majority in voting power of the shares of stock of the Corporation, present in person or by proxy and entitled

Exhibit 3.2
to vote thereat, shall have the power to adjourn the meeting from time to time without notice other than announcement at the meeting or otherwise provided in any manner permitted by the DGCL until a quorum shall be present. Any business may be transacted at the adjourned meeting that might have been transacted at the meeting originally noticed. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date so fixed for notice of such adjourned meeting.
Section 2.11    Remote Communication. If authorized by the Board of Directors in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders and proxy holders not physically present at a meeting of stockholders may, by means of remote communication:
(A)    participate in a meeting of stockholders; and
(B)    be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided, that
(1)    the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder;
(2)    the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and
(3)    if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.
Section 2.12    Inspectors of Election. The Corporation may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more inspectors of election, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and to make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. In the event that no inspector so appointed or designated is able to act at a meeting of stockholders, the chairperson of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors so appointed or designated shall (a) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each such share, (b) determine the shares of capital stock of the Corporation represented at the meeting and the validity of proxies and ballots, (c) count all votes and ballots, (d) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (e) certify their determination of the number of shares of capital stock of the Corporation represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall

Exhibit 3.2
specify such other information as may be required by law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election.
Section 2.13    Proxy Access.
(A)    Subject to the provisions of this Section 2.13, if any Eligible Stockholder or group of up to 20 Eligible Stockholders submits to the Corporation a Proxy Access Notice (as defined below) that complies with this Section 2.13 and such Eligible Stockholder or group of Eligible Stockholders otherwise satisfies all the terms and conditions of this Section 2.13 (such Eligible Stockholder or group of Eligible Stockholders, a “Nominating Stockholder”), the Corporation shall include in its proxy statement or on its form of proxy and ballot, as applicable (collectively, “proxy materials”), for any annual meeting of stockholders, in addition to any persons nominated for election by the Board of Directors or any committee thereof:
(1)    the name of any person or persons nominated by such Nominating Stockholder for election to the Board of Directors at such annual meeting of stockholders who meets the requirements of this Section 2.13 (a “Proxy Access Nominee”);
(2)    disclosure about the Proxy Access Nominee and the Nominating Stockholder required under the rules of the Commission or other applicable law to be included in the proxy materials;
(3)    subject to the other applicable provisions of this Section 2.13, a written statement, not to exceed 500 words, that is not contrary to any of the Commission’s proxy rules, including Rule 14a-9 under the Exchange Act (a “Supporting Statement”), included by the Nominating Stockholder in the Proxy Access Notice intended for inclusion in the proxy materials in support of the Proxy Access Nominee’s election to the Board of Directors; and
(4)    any other information that the Corporation or the Board of Directors determines, in its discretion, to include in the proxy materials relating to the nomination of the Proxy Access Nominee, including, without limitation, any statement in opposition to the nomination and any of the information provided pursuant to this Section 2.13.
(B)    Maximum Number of Proxy Access Nominees.
(1)    The Corporation shall not be required to include in the proxy materials for an annual meeting of stockholders more Proxy Access Nominees than that number of directors constituting 20% of the total number of directors of the Corporation on the last day on which a Proxy Access Notice may be submitted pursuant to this Section 2.13 (rounded down to the nearest whole number, but not less than two) (the “Maximum Number”). The Maximum Number for a particular annual meeting shall be reduced by: (i) the number of Proxy Access Nominees who are subsequently withdrawn or that the Board of Directors itself decides to nominate for election at such annual meeting of stockholders (including, without limitation, any person who is or will be nominated by the Board of Directors pursuant to any agreement or understanding with one or more stockholders to avoid such person being formally proposed as a Proxy Access Nominee), and (ii) the number of incumbent directors who had been Proxy Access Nominees with respect to any of the preceding two annual meetings of stockholders and whose reelection at the upcoming annual meeting of stockholders is being recommended by the Board of Directors (including, without limitation, any person

Exhibit 3.2
who was nominated by the Board of Directors pursuant to any agreement or understanding with one or more stockholders to avoid such person being formally proposed as a Proxy Access Nominee). In the event that one or more vacancies for any reason occurs on the Board of Directors after the deadline set forth in Section 2.13(D) but before the date of the annual meeting of stockholders, and the Board of Directors resolves to reduce the size of the Board of Directors in connection therewith, the Maximum Number shall be calculated based on the number of directors as so reduced.
(2)    Any Nominating Stockholder submitting more than one Proxy Access Nominee for inclusion in the Corporation’s proxy materials shall rank such Proxy Access Nominees based on the order that the Nominating Stockholder desires such Proxy Access Nominees to be selected for inclusion in the Corporation’s proxy materials in the event that the total number of Proxy Access Nominees submitted by Nominating Stockholders exceeds the Maximum Number. In the event that the number of Proxy Access Nominees submitted by Nominating Stockholders exceeds the Maximum Number, the highest ranking Proxy Access Nominee from each Nominating Stockholder will be included in the Corporation’s proxy materials until the Maximum Number is reached, going in order from largest to smallest of the number of shares of common stock of the Corporation owned by each Nominating Stockholder as disclosed in each Nominating Stockholder’s Proxy Access Notice. If the Maximum Number is not reached after the highest ranking Proxy Access Nominee of each Nominating Stockholder has been selected, this process will be repeated as many times as necessary until the Maximum Number is reached. If, after the deadline for submitting a Proxy Access Notice as set forth in Section 2.13(D), a Nominating Stockholder ceases to satisfy the requirements of this Section 2.13 or withdraws its nomination or a Proxy Access Nominee ceases to satisfy the requirements of this Section 2.13 or becomes unwilling or unable to serve on the Board of Directors, whether before or after the mailing of definitive proxy materials, then the nomination shall be disregarded, and the Corporation: (i) shall not be required to include in its proxy materials the disregarded Proxy Access Nominee and (ii) may otherwise communicate to its stockholders, including without limitation by amending or supplementing its proxy materials, that the Proxy Access Nominee will not be included as a Proxy Access Nominee in the proxy materials and the election of such Proxy Access Nominee will not be voted on at the annual meeting of stockholders.
(C)    Eligibility of Nominating Stockholder.
(1)    An “Eligible Stockholder” is a person who has either (i) been a record holder of the shares of common stock used to satisfy the eligibility requirements in this Section 2.13(C) continuously for the three-year period specified in Subsection (2) below or (ii) provides to the Secretary of the Corporation, within the time period referred to in Section 2.13(D), evidence of continuous ownership of such shares for such three-year period from one or more securities intermediaries in a form that satisfies the requirements as established by the Commission for a stockholder proposal under Rule 14a-8 under the Exchange Act (or any successor rule).
(2)    An Eligible Stockholder or group of up to 20 Eligible Stockholders may submit a nomination in accordance with this Section 2.13 only if the person has continuously owned at least the Minimum Number (as defined below) of shares of the Corporation’s outstanding common stock throughout the three-year period preceding and including the date of submission of the Proxy Access Notice, and continues to own at least the Minimum Number through the date of the annual meeting of stockholders. A group of up to 20 Eligible Stockholders may submit a nomination in accordance with this Section 2.13 only if the group of Eligible Stockholders in the aggregate has continuously

Exhibit 3.2
owned at least the Minimum Number (as defined below) of shares of the Corporation’s outstanding common stock throughout the three-year period preceding and including the date of submission of the Proxy Access Notice, and continues to own at least the Minimum Number through the date of the annual meeting of stockholders. Two or more funds that are (i) under common management and investment control, (ii) under common management and funded primarily by a single employer or (iii) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended, (two or more funds referred to under any of clause (i), (ii) or (iii), collectively a “Qualifying Fund”) shall be treated as one Eligible Stockholder. For the avoidance of doubt, in the event of a nomination by a group of Eligible Stockholders, any and all requirements and obligations for an individual Eligible Stockholder that are set forth in this Section 2.13, including the minimum holding period, shall apply to each member of such group; provided, however, that the Minimum Number shall apply to the ownership of the group in the aggregate. Should any stockholder withdraw from a group of Eligible Stockholders at any time prior to the annual meeting of stockholders, the group of Eligible Stockholders shall only be deemed to own the shares held by the remaining members of the group.
(3)    The “Minimum Number” of shares of the Corporation’s common stock means three percent (3%) of the number of outstanding shares of common stock as of the most recent date for which such amount is given in any filing by the Corporation with the Commission prior to the submission of the Proxy Access Notice.
(4)    For purposes of this Section 2.13, an Eligible Stockholder “owns” only those outstanding shares of the common stock of the Corporation as to which the Eligible Stockholder possesses both:
(a)    the full voting and investment rights pertaining to the shares; and
(b)    the full economic interest in (including the opportunity for profit and risk of loss on) such shares;

provided, that the number of shares calculated in accordance with clauses (a) and (b) shall not include any shares: (i) sold by such Eligible Stockholder or any of its affiliates in any transaction that has not been settled or closed, (ii) borrowed by such Eligible Stockholder or any of its affiliates for any purpose or purchased by such Eligible Stockholder or any of its affiliates pursuant to an agreement to resell, or (iii) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such Eligible Stockholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares, cash or other property based on the notional amount or value of outstanding shares of the Corporation, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of: (w) reducing in any manner, to any extent or at any time in the future, such Eligible Stockholder’s or any of its affiliates’ full right to vote or direct the voting of any such shares, and/or (x) hedging, offsetting, or altering to any degree, gain or loss arising from the full economic ownership of such shares by such Eligible Stockholder or any of its affiliates. An Eligible Stockholder “owns” shares held in the name of a nominee or other intermediary so long as the Eligible Stockholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. An Eligible Stockholder’s ownership of shares shall be deemed to continue during any period in which the Eligible Stockholder has delegated any voting power by means of a proxy, power of attorney, or other similar instrument or arrangement that is revocable at any time by the Eligible Stockholder. An Eligible Stockholder’s ownership of shares shall be deemed to continue during any period in which the Eligible Stockholder has loaned such shares; provided that the Eligible Stockholder

Exhibit 3.2
has the power to recall such loaned shares on no more than three business days’ notice and includes in the Proxy Access Notice an agreement that it will (y) promptly recall such loaned shares upon being notified that any of its Proxy Access Nominees will be included in the Corporation’s proxy materials pursuant to this Section 2.13 and (z) continue to hold such recalled shares (including the right to vote such shares) through the date of the annual meeting of stockholders. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Each Nominating Stockholder shall furnish any other information that may reasonably be required by the Board of Directors to verify such stockholder’s continuous ownership of at least the Minimum Number during the three-year period referred to above.
(5)    No person may be in more than one group constituting a Nominating Stockholder, and if any person appears as a member of more than one group, it shall be deemed to be a member of the group that owns the greatest aggregate number of shares of the Corporation’s common stock as reflected in the Proxy Access Notice, and no shares may be attributed as owned by more than one person constituting a Nominating Stockholder under this Section 2.13.
(D)    To nominate a Proxy Access Nominee, the Nominating Stockholder must, no earlier than 150 calendar days and no later than 120 calendar days before the date of the Corporation’s proxy materials released to stockholders in connection with the previous year’s annual meeting of stockholders, submit to the Secretary of the Corporation at the principal executive offices of the Corporation all of the following information and documents (collectively, the “Proxy Access Notice”):
(1)    A Schedule 14N (or any successor form) relating to the Proxy Access Nominee, completed and filed with the Commission by the Nominating Stockholder as applicable, in accordance with the Commission’s rules;
(2)    A written notice of the nomination of such Proxy Access Nominee that includes the following additional information, agreements, representations and warranties by the Nominating Stockholder (including each group member):
(a)    the information, representations and agreements required with respect to the nomination of directors pursuant to Section 2.03 of Article II of these Bylaws;
(b)    the details of any relationship that existed within the past three years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of the Schedule 14N;
(c)    a representation and warranty that the Nominating Stockholder did not acquire, and is not holding, securities of the Corporation for the purpose or with the effect of influencing or changing control of the Corporation;
(d)    a representation and warranty that the Proxy Access Nominee’s candidacy or, if elected, Board of Directors membership, would not violate the Certificate of Incorporation, these Bylaws, or any applicable state or federal law or the rules of any stock exchange on which the Corporation’s common stock is traded;
(e)    a representation and warranty that the Proxy Access Nominee:
(i)    does not have any direct or indirect material relationship with the Corporation and otherwise would qualify as an “independent

Exhibit 3.2
director” under the rules of the primary stock exchange on which the Corporation’s common stock is traded and any applicable rules of the Commission;
(ii)    would meet the audit committee independence requirements under the rules of the Commission and of the principal stock exchange on which the Corporation’s common stock is traded;
(iii)    would qualify as a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act (or any successor rule);
(iv)    would qualify as an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (or any successor provision);
(v)    is not and has not been, within the past three years, an officer, director, affiliate or representative of a competitor, as defined under Section 8 of the Clayton Antitrust Act of 1914, as amended, and if the Proxy Access Nominee has held any such position during this period, details thereof; and
(vi)    is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act of 1933, as amended, or Item 401(f) of Regulation S-K (or any successor rule) under the Exchange Act, without reference to whether the event is material to an evaluation of the ability or integrity of the Proxy Access Nominee;
(f)    a representation and warranty that the Nominating Stockholder satisfies the eligibility requirements set forth in Section 2.13(C), has provided evidence of ownership to the extent required by Section 2.13(C)(1), and such evidence of ownership is true, complete and correct in all respects;
(g)    a representation and warranty that the Nominating Stockholder intends to continue to satisfy the eligibility requirements described in Section 2.13(C) through the date of the annual meeting of stockholders;
(h)    a statement as to whether or not the Nominating Stockholder intends to continue to hold the Minimum Number of shares for at least one year following the annual meeting of stockholders;
(i)    a representation and warranty that the Nominating Stockholder will not engage in or support, directly or indirectly, a “solicitation” within the meaning of Rule 14a-1(l) (without reference to the exception in Section 14a-1(l)(2)(iv)) (or any successor rules) with respect to the annual meeting of stockholders, other than a solicitation in support of the Proxy Access Nominee or any nominee of the Board of Directors;
(j)    a representation and warranty that the Nominating Stockholder will not use any proxy card other than the Corporation’s proxy card in soliciting stockholders in connection with the election of a Proxy Access Nominee at the annual meeting of stockholders;
(k)    if desired by the Nominating Stockholder, a Supporting Statement;

Exhibit 3.2
(l)    in the case of a nomination by a group, the designation by all group members of one group member that is authorized to act on behalf of all group members with respect to matters relating to the nomination, including withdrawal of the nomination;
(m)    in the case of any Eligible Stockholder that is a Qualifying Fund consisting of two or more funds, documentation demonstrating that the funds are eligible to be treated as a Qualifying Fund and that each such fund comprising the Qualifying Fund otherwise meets the requirements set forth in this Section 2.13; and
(n)    a representation and warranty that the Nominating Stockholder has not nominated and will not nominate for election any individual as director at the annual meeting of stockholders other than its Proxy Access Nominee(s).
(3)    An executed agreement pursuant to which the Nominating Stockholder (including each group member) agrees:
(a)    to comply with all applicable laws, rules and regulations in connection with the nomination, solicitation and election;
(b)    to file with the Commission any solicitation or other communication with the Corporation’s stockholders relating to any Proxy Access Nominee or one or more of the Corporation’s directors or director nominees, regardless of whether any such filing is required under any law, rule or regulation or whether any exemption from filing is available for such materials under any law, rule or regulation;
(c)    to assume all liability stemming from an action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Nominating Stockholder with the Corporation, its stockholders or any other person in connection with the nomination or election of directors, including, without limitation, the Proxy Access Notice;
(d)    to indemnify and hold harmless (jointly and severally with all other group members, in the case of a group member) the Corporation and each of its directors, officers and employees individually against any liability, loss, damages, expenses, demands, claims or other costs (including reasonable attorneys’ fees and disbursements of counsel) incurred in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of any nomination submitted by the Nominating Stockholder (including, without limitation, relating to any breach or alleged breach of its obligations, agreements, representations or warranties) pursuant to this Section 2.13;
(e)    in the event that (i) any information included in the Proxy Access Notice, or any other communication by the Nominating Stockholder (including with respect to any group member) with the Corporation, its stockholders or any other person in connection with the nomination or election of directors ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), or (ii) the Nominating Stockholder (including any group member) fails to continue to satisfy the eligibility requirements described in Section 2.13(C), the Nominating Stockholder shall promptly (and in any event within 48 hours of discovering such misstatement, omission or failure) (x) in the case of clause (i) above, notify the Corporation and any other recipient of such communication of the misstatement or omission in such previously provided information and of the information that is required

Exhibit 3.2
to correct the misstatement or omission, and (y) in the case of clause (ii) above, notify the Corporation why, and in what regard, the Nominating Stockholder fails to comply with the eligibility requirements described in Section 2.13(C) (it being understood that providing any such notification referenced in clauses (x) and (y) above shall not be deemed to cure any defect or limit the Corporation’s rights to omit a Proxy Access Nominee from its proxy materials as provided in this Section 2.13); and
(4)    An executed agreement by the Proxy Access Nominee:
(a)    to provide to the Corporation a completed copy of the Corporation’s director questionnaire and such other information as the Corporation may reasonably request;
(b)    that the Proxy Access Nominee (i) consents to be named in the proxy materials as a nominee and, if elected, to serve on the Board of Directors and (ii) has read and agrees to adhere to the Corporation’s Corporate Governance Guidelines and any other Corporation policies and guidelines applicable to directors generally; and
(c)    that the Proxy Access Nominee is not and will not become a party to (i) any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director of the Corporation that has not been disclosed to the Corporation in writing, (ii) any Voting Commitment that has not been disclosed to the Corporation in writing, or (iii) any Voting Commitment that could limit or interfere with the Proxy Access Nominee’s ability to comply, if elected as a director of the Corporation, with its fiduciary duties under applicable law or with the Corporation’s Corporate Governance Guidelines and any other Corporation policies and guidelines applicable to directors generally.
The information and documents required by this Section 2.13(D) shall be: (x) provided with respect to and executed by each group member, in the case of information applicable to group members; and (y) provided with respect to the persons specified in Instruction 1 to Items 6(c) and (d) of Schedule 14N (or any successor item) if and to the extent applicable to a Nominating Stockholder or group member. The Proxy Access Notice shall be deemed submitted on the date on which all the information and documents referred to in this Section 2.13(D) (other than such information and documents contemplated to be provided after the date the Proxy Access Notice is provided) have been delivered to or, if sent by mail, received by the Secretary of the Corporation. For the avoidance of doubt, in no event shall any adjournment or postponement of an annual meeting of stockholders or the public announcement thereof commence a new time period for the giving of a Proxy Access Notice pursuant to this Section 2.13.
(E)    Exceptions and Clarifications.
(1)    Notwithstanding anything to the contrary contained in this Section 2.13, (x) the Corporation may omit from its proxy materials any Proxy Access Nominee and any information concerning such Proxy Access Nominee (including a Nominating Stockholder’s Supporting Statement), (y) any nomination shall be disregarded, and (z) no vote on such Proxy Access Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the Corporation), and the Nominating Stockholder may not, after the last day on which a Proxy Access Notice would be timely, cure in any way any defect preventing the nomination of the Proxy Access Nominee, if:

Exhibit 3.2
(a)    the Corporation receives a notice pursuant to Section 2.03 of Article II of these Bylaws that a stockholder intends to nominate a candidate for director at the annual meeting of stockholders;
(b)    the Nominating Stockholder or the designated lead group member, as applicable, or any qualified representative thereof, does not appear at the annual meeting of stockholders to present the nomination submitted pursuant to this Section 2.13 or the Nominating Stockholder withdraws its nomination prior to the annual meeting of stockholders;
(c)    the Board of Directors determines that such Proxy Access Nominee’s nomination or election to the Board of Directors would result in the Corporation violating or failing to be in compliance with the Amended and Restated Certificate of Incorporation, these Bylaws or any applicable law, rule or regulation to which the Corporation is subject, including any rules or regulations of any stock exchange on which the Corporation’s common stock is traded;
(d)    the Proxy Access Nominee was nominated for election to the Board of Directors pursuant to this Section 2.13 at one of the Corporation’s two preceding annual meetings of stockholders and (i) its nomination was withdrawn, (ii) such Proxy Access Nominee became ineligible to serve as a Proxy Access Nominee or as a Director or (iii) such Proxy Access Nominee received a vote of less than 25% of the shares of common stock entitled to vote for such Proxy Access Nominee; or
(e)    (i) the Nominating Stockholder fails to continue to satisfy the eligibility requirements described in Section 2.13(C), (ii) any of the representations and warranties made in the Proxy Access Notice cease to be true, complete and correct in all material respects (or omits to state a material fact necessary to make the statements made therein not misleading), (iii) the Proxy Access Nominee becomes unwilling or unable to serve on the Board of Directors or (iv) the Nominating Stockholder or the Proxy Access Nominee materially violates or breaches any of its agreements, representations or warranties in this Section 2.13;
(2)    Notwithstanding anything to the contrary contained in this Section 2.13, the Corporation may omit from its proxy materials, or may supplement or correct, any information, including all or any portion of the Supporting Statement included in the Proxy Access Notice, if: (i) such information is not true and correct in all material respects or omits a material statement necessary to make the statements therein not misleading; (ii) such information directly or indirectly impugns the character, integrity or personal reputation of, or, without factual foundation, directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations with respect to, any person; or (iii) the inclusion of such information in the proxy materials would otherwise violate the Commission’s proxy rules or any other applicable law, rule or regulation. Once submitted with a Proxy Access Notice, a Supporting Statement may not be amended, supplemented or modified by the Proxy Access Nominee or Nominating Stockholder.
(3)    For the avoidance of doubt, the Corporation may solicit against, and include in the proxy materials its own statement relating to, any Proxy Access Nominee.
(4)    Except as otherwise provided for under the Exchange Act, including pursuant to Rule 14a-19 promulgated under the Exchange Act, this Section

Exhibit 3.2
2.13 provides the exclusive method for a stockholder to include nominees for election to the Board of Directors in the Corporation’s proxy statement.

The interpretation of, and compliance with, any provision of this Section 2.13, including the representations, warranties and covenants contained herein, shall be determined by the Board of Directors or, in the discretion of the Board of Directors, one or more of its designees, in each case acting in good faith.
ARTICLE III.

BOARD OF DIRECTORS
Section 3.01    Powers. Except as otherwise provided in the Amended and Restated Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The Board of Directors may exercise all such authority and powers of the Corporation and do all such lawful acts and things as are not by the DGCL or the Amended and Restated Certificate of Incorporation directed or required to be exercised or done by the stockholders.
Section 3.02    Number and Term; Chairperson. Subject to the Amended and Restated Certificate of Incorporation, the number of directors shall be fixed exclusively by resolution of the Board of Directors. Directors shall be elected by the stockholders at their annual meeting, and the term of each director so elected shall be as set forth in the Amended and Restated Certificate of Incorporation. Directors need not be stockholders. The Board of Directors shall elect a Chairperson of the Board of Directors, who shall have the powers and perform such duties as provided in these Bylaws and as the Board of Directors may from time to time prescribe. The Chairperson of the Board of Directors shall preside at all meetings of the Board of Directors at which he or she is present. If the Chairperson of the Board of Directors is not present at a meeting of the Board of Directors, the Chief Executive Officer (if the Chief Executive Officer is a director and is not also the Chairperson of the Board of Directors) shall preside at such meeting, and, if the Chief Executive Officer is not present at such meeting or is not a director, a majority of the directors present at such meeting shall elect one (1) of their members to preside.
Section 3.03    Resignations. Any director may resign at any time upon notice given in writing or by electronic transmission to the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer or the Secretary of the Corporation. The resignation shall take effect at the time specified therein, and if no time is specified, at the time of its receipt. The acceptance of a resignation shall not be necessary to make it effective unless otherwise expressly provided in the resignation.
Section 3.04    Removal. Directors of the Corporation may be removed in the manner provided in the Amended and Restated Certificate of Incorporation and applicable law.
Section 3.05    Vacancies and Newly Created Directorships. Except as otherwise provided by applicable law, vacancies occurring in any directorship (whether by death, resignation, retirement, disqualification, removal or other cause) and newly created directorships resulting from any increase in the number of directors shall be filled in accordance with the Amended and Restated Certificate of Incorporation.
Section 3.06    Meetings. Regular meetings of the Board of Directors may be held at such places and times as shall be determined from time to time by the Board of Directors. Special meetings of the Board of Directors may be called by the Chief Executive Officer of the Corporation or the Chairperson of the Board of Directors or as provided by the Amended and Restated Certificate of Incorporation, and shall be called by the Chief Executive Officer or the

Exhibit 3.2
Secretary of the Corporation if directed by the Board of Directors and shall be at such places and times as they or he or she shall fix. Notice need not be given of regular meetings of the Board of Directors. At least twenty four (24) hours before each special meeting of the Board of Directors, either written notice, notice by electronic transmission or oral notice (either in person or by telephone) notice of the time, date and place of the meeting shall be given to each director. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.
Section 3.07    Quorum, Voting and Adjournment. A majority of the total number of directors shall constitute a quorum for the transaction of business. Except as otherwise provided by law, the Amended and Restated Certificate of Incorporation or these Bylaws, the act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. In the absence of a quorum, a majority of the directors present thereat may adjourn such meeting to another time and place. Notice of such adjourned meeting need not be given if the time and place of such adjourned meeting are announced at the meeting so adjourned.
Section 3.08    Committees; Committee Rules. The Board of Directors may designate one or more committees, including but not limited to an Audit and Compliance Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each such committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee to replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolution of the Board of Directors establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority in reference to the following matters: (a) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval or (b) adopting, amending or repealing any Bylaw of the Corporation. All committees of the Board of Directors shall keep minutes of their meetings and shall report their proceedings to the Board of Directors when requested or required by the Board of Directors. Each committee of the Board of Directors may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the Board of Directors designating such committee. Unless otherwise provided in such a resolution, the presence of at least a majority of the members of the committee shall be necessary to constitute a quorum unless the committee shall consist of one or two members, in which event one member shall constitute a quorum; and all matters shall be determined by a majority vote of the members present at a meeting of the committee at which a quorum is present. Unless otherwise provided in such a resolution, in the event that a member and that member’s alternate, if alternates are designated by the Board of Directors, of such committee is or are absent or disqualified, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member.
Section 3.09    Action Without a Meeting. Unless otherwise restricted by the Amended and Restated Certificate of Incorporation, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board of Directors or any committee thereof, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed in the minutes of proceedings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form or shall be in electronic form if the minutes are maintained in electronic form.

Exhibit 3.2
Section 3.10    Remote Meeting. Unless otherwise restricted by the Amended and Restated Certificate of Incorporation, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting by means of conference telephone or other communications equipment in which all persons participating in the meeting can hear each other. Participation in a meeting by means of conference telephone or other communications equipment shall constitute presence in person at such meeting.
Section 3.11    Compensation. The Board of Directors shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.
Section 3.12    Reliance on Books and Records. A member of the Board of Directors, or a member of any committee designated by the Board of Directors shall, in the performance of such person’s duties, be fully protected in relying in good faith upon records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees of the Board of Directors, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.
ARTICLE IV.

OFFICERS
Section 4.01    Number. The officers of the Corporation shall include a Chief Executive Officer, a President and a Secretary, each of whom shall be elected by the Board of Directors and who shall hold office for such terms as shall be determined by the Board of Directors and until their successors are elected and qualify or until their earlier resignation or removal. In addition, the Board of Directors may elect one or more Vice Presidents, including one or more Executive Vice Presidents, Senior Vice Presidents, a Treasurer and one or more Assistant Treasurers and one or more Assistant Secretaries, who shall hold their office for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors. Any number of offices may be held by the same person. No officer need be a stockholder or director of the Corporation.
Section 4.02    Other Officers and Agents. The Board of Directors may appoint such other officers and agents as it deems advisable, who shall hold their office for such terms and shall exercise and perform such powers and duties as shall be determined from time to time by the Board of Directors. The Board of Directors may appoint one or more officers called a Vice Chairperson, each of whom does not need to be a member of the Board of Directors.
Section 4.03    Chief Executive Officer/President. The Chief Executive Officer, who may also be the President, subject to the determination of the Board of Directors, shall have general executive charge, management, and control of the properties and operations of the Corporation in the ordinary course of its business, with all such powers with respect to such properties and operations as may be reasonably incident to such responsibilities. If the Board of Directors has not elected a Chairperson of the Board of Directors or in the absence or inability to act as the Chairperson of the Board of Directors, the Chief Executive Officer shall exercise all of the powers and discharge all of the duties of the Chairperson of the Board of Directors, but only if the Chief Executive Officer is a director of the Corporation.
Section 4.04    Vice Presidents. Each Vice President, if any are appointed, of whom one or more may be designated an Executive Vice President or Senior Vice President, shall have

Exhibit 3.2
such powers and shall perform such duties as shall be assigned to him or her by the Chief Executive Officer or the Board of Directors.
Section 4.05    Treasurer. The Treasurer shall have custody of the corporate funds, securities, evidences of indebtedness and other valuables of the Corporation and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation. The Treasurer shall deposit all moneys and other valuables in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors or its designees selected for such purposes. The Treasurer shall disburse the funds of the Corporation, taking proper vouchers therefor. The Treasurer shall render to the Chief Executive Officer and the Board of Directors, upon their request, a report of the financial condition of the Corporation. If required by the Board of Directors, the Treasurer shall give the Corporation a bond for the faithful discharge of his or her duties in such amount and with such surety as the Board of Directors shall prescribe.
In addition, the Treasurer shall have such further powers and perform such other duties incident to the office of Treasurer as from time to time are assigned to him or her by the Chief Executive Officer or the Board of Directors.
Section 4.06    Secretary. The Secretary shall: (a) cause minutes of all meetings of the stockholders and directors to be recorded and kept properly; (b) cause all notices required by these Bylaws or otherwise to be given properly; (c) see that the minute books, stock books, and other nonfinancial books, records and papers of the Corporation are kept properly; and (d) cause all reports, statements, returns, certificates and other documents to be prepared and filed when and as required. The Secretary shall have such further powers and perform such other duties as prescribed from time to time by the Chief Executive Officer or the Board of Directors.
Section 4.07    Assistant Treasurers and Assistant Secretaries. Each Assistant Treasurer and each Assistant Secretary, if any are appointed, shall be vested with all the powers and shall perform all the duties of the Treasurer and Secretary, respectively, in the absence or disability of such officer, unless or until the Chief Executive Officer or the Board of Directors shall otherwise determine. In addition, Assistant Treasurers and Assistant Secretaries shall have such powers and shall perform such duties as shall be assigned to them by the Chief Executive Officer or the Board of Directors.
Section 4.08    Corporate Funds and Checks. The funds of the Corporation shall be kept in such depositories as shall from time to time be prescribed by the Board of Directors or its designees selected for such purposes. All checks or other orders for the payment of money shall be signed by the Chief Executive Officer, a Vice President, the Treasurer or the Secretary or such other person or agent as may from time to time be authorized and with such countersignature, if any, as may be required by the Board of Directors.
Section 4.09    Contracts and Other Documents. The Chief Executive Officer and the Secretary, or such other officer or officers as may from time to time be authorized by the Board of Directors or any other committee given specific authority in the premises by the Board of Directors during the intervals between the meetings of the Board of Directors, shall have power to sign and execute on behalf of the Corporation deeds, conveyances and contracts, and any and all other documents requiring execution by the Corporation.
Section 4.10    Ownership of Stock of Another Corporation. Unless otherwise directed by the Board of Directors, the Chief Executive Officer, a Vice President, the Treasurer or the Secretary, or such other officer or agent as shall be authorized by the Board of Directors, shall have the power and authority, on behalf of the Corporation, to attend and to vote at any meeting of securityholders of any entity in which the Corporation holds securities or equity interests and

Exhibit 3.2
may exercise, on behalf of the Corporation, any and all of the rights and powers incident to the ownership of such securities or equity interests at any such meeting, including the authority to execute and deliver proxies and consents on behalf of the Corporation.
Section 4.11    Delegation of Duties. In the absence, disability or refusal of any officer to exercise and perform his or her duties, the Board of Directors may delegate to another officer such powers or duties.
Section 4.12    Resignation and Removal. Any officer of the Corporation may be removed from office for or without cause at any time by the Board of Directors. Any officer may resign at any time in the same manner prescribed under Section 3.03 of these Bylaws.
Section 4.13    Vacancies. The Board of Directors shall have the power to fill vacancies occurring in any office.
ARTICLE V.

STOCK
Section 5.01    Shares With Certificates. The shares of stock of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the Corporation’s stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of stock in the Corporation represented by certificates shall be entitled to have a certificate signed by, or in the name of the Corporation by, (a) the Chairperson of the Board of Directors or the Vice Chairperson of the Board of Directors or, the President or a Vice President, and (b) the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary, certifying the number and class of shares of stock of the Corporation owned by such holder. Any or all of the signatures on the certificate may be a facsimile. The Board of Directors shall have the power to appoint one or more transfer agents and/or registrars for the transfer or registration of certificates of stock of any class, and may require stock certificates to be countersigned or registered by one or more of such transfer agents and/or registrars.
Section 5.02    Shares Without Certificates. If the Board of Directors chooses to issue shares of stock without certificates, the Corporation, if required by the DGCL, shall, within a reasonable time after the issue or transfer of shares without certificates, send the stockholder a written statement of the information required by the DGCL. The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.
Section 5.03    Transfer of Shares. Shares of stock of the Corporation shall be transferable upon its books by the holders thereof, in person or by their duly authorized attorneys or legal representatives, in the manner prescribed by law, the Amended and Restated Certificate of Incorporation and in these Bylaws, upon surrender to the Corporation by delivery thereof (to the extent evidenced by a physical stock certificate) to the person in charge of the stock and transfer books and ledgers. Certificates representing such shares, if any, shall be cancelled and new certificates, if the shares are to be certificated, shall thereupon be issued. Shares of capital stock of the Corporation that are not represented by a certificate shall be transferred in accordance with applicable law. A record shall be made of each transfer. Whenever any transfer of shares shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer if, when the certificates are presented, both the transferor and transferee request the Corporation to do so. The Board of Directors shall have power and authority to make such rules

Exhibit 3.2
and regulations as it may deem necessary or proper concerning the issue, transfer and registration of certificates for shares of stock of the Corporation.
Section 5.04    Lost, Stolen, Destroyed or Mutilated Certificates. A new certificate of stock or uncertificated shares may be issued in the place of any certificate previously issued by the Corporation alleged to have been lost, stolen or destroyed, and the Corporation may, in its discretion, require the owner of such lost, stolen or destroyed certificate, or his or her legal representative, to give the Corporation a bond, in such sum as the Corporation may direct, in order to indemnify the Corporation against any claims that may be made against it in connection therewith. A new certificate or uncertificated shares of stock may be issued in the place of any certificate previously issued by the Corporation that has become mutilated upon the surrender by such owner of such mutilated certificate and, if required by the Corporation, the posting of a bond by such owner in an amount sufficient to indemnify the Corporation against any claim that may be made against it in connection therewith.
Section 5.05    List of Stockholders Entitled To Vote. The officer who has charge of the stock ledger shall prepare and make, no later than the tenth (10th) day before each meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a ten (10) day period ending on the day before the meeting date (a) on a reasonably accessible electronic network, or (b) during ordinary business hours at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 5.05 or to vote in person or by proxy at any meeting of stockholders.
Section 5.06    Fixing Date for Determination of Stockholders of Record.
(A)    In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

Exhibit 3.2
(B)    In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than sixty (60) days prior to such action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.
(C)    Unless otherwise restricted by the Amended and Restated Certificate of Incorporation, in order that the Corporation may determine the stockholders entitled to express consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date for determining stockholders entitled to express consent to corporate action in writing without a meeting is fixed by the Board of Directors, (a) when no prior action of the Board of Directors is required by law, the record date for such purpose shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, and (b) if prior action by the Board of Directors is required by law, the record date for such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.
Section 5.07    Registered Stockholders. Prior to the surrender to the Corporation of the certificate or certificates for a share or shares of stock or notification to the Corporation of the transfer of uncertificated shares with a request to record the transfer of such share or shares, the Corporation may treat the registered owner of such share or shares as the person entitled to receive dividends, to vote, to receive notifications and otherwise to exercise all the rights and powers of an owner of such share or shares. To the fullest extent permitted by law, the Corporation shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof.
ARTICLE VI.

NOTICE AND WAIVER OF NOTICE
Section 6.01    Notice. If mailed, notice to stockholders shall be deemed given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the DGCL.
Section 6.02    Waiver of Notice. A written waiver of any notice, signed by a stockholder or director, or waiver by electronic transmission by such person, whether given before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such person. Neither the business nor the purpose of any meeting need be specified in such a waiver. Attendance at any meeting (in person or by remote communication) shall constitute waiver of notice except attendance for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

Exhibit 3.2
ARTICLE VII.

INDEMNIFICATION
Section 7.01    Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, agent or trustee or in any other capacity while serving as a director, officer, employee, agent or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, if permitted, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section 7.03 with respect to proceedings to enforce rights to indemnification or advancement of expenses or with respect to any compulsory counterclaim brought by such indemnitee, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors.
Section 7.02    Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 7.01, an indemnitee shall also have the right to be paid by the Corporation the expenses (including attorney’s fees) incurred in appearing at, participating in or defending any such proceeding in advance of its final disposition or in connection with a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under this Article VII (which shall be governed by Section 7.03 (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires or in the case of an advance made in a proceeding brought to establish or enforce a right to indemnification or advancement, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made solely upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified or entitled to advancement of expenses under Sections 7.01 and 7.02 or otherwise.
Section 7.03    Right of Indemnitee to Bring Suit. If a claim under Section 7.01 or 7.02 is not paid in full by the Corporation within (a) 60 days after a written claim for indemnification has been received by the Corporation or (b) 20 days after a claim for an advancement of expenses has been received by the Corporation, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim or to obtain advancement of expenses, as applicable. To the fullest extent permitted by law, if successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (a) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) any suit brought

Exhibit 3.2
by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VII or otherwise shall be on the Corporation.
Section 7.04    Indemnification Not Exclusive. The provision of indemnification to or the advancement of expenses and costs to any indemnitee under this Article VII, or the entitlement of any indemnitee to indemnification or advancement of expenses and costs under this Article VII, shall not limit or restrict in any way the power of the Corporation to indemnify or advance expenses and costs to such indemnitee in any other way permitted by law or be deemed exclusive of, or invalidate, any right to which any indemnitee seeking indemnification or advancement of expenses and costs may be entitled under any law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such indemnitee’s capacity as an officer, director, employee or agent of the Corporation and as to action in any other capacity.
Section 7.05    Corporate Obligations; Reliance. The rights granted pursuant to the provisions of this Article VII shall vest at the time a person becomes a director or officer of the Corporation and shall be deemed to create a binding contractual obligation on the part of the Corporation to the persons who from time to time are elected as officers or directors of the Corporation, and such persons in acting in their capacities as officers or directors of the Corporation or any subsidiary shall be entitled to rely on such provisions of this Article VII without giving notice thereof to the Corporation. Such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article VII that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.
Section 7.06    Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.
Section 7.07    Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article VII with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

Exhibit 3.2
ARTICLE VIII.

MISCELLANEOUS
Section 8.01    Electronic Transmission. For purposes of these Bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.
Section 8.02    Corporate Seal. The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary. If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the Treasurer or by an Assistant Secretary or Assistant Treasurer.
Section 8.03    Fiscal Year. The fiscal year of the Corporation shall end on the last Sunday in December of each year, or such other day as the Board of Directors may designate.
Section 8.04    Section Headings. Section headings in these Bylaws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.
Section 8.05    Inconsistent Provisions. In the event that any provision of these Bylaws is or becomes inconsistent with any provision of the Amended and Restated Certificate of Incorporation, the DGCL or any other applicable law, such provision of these Bylaws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.
Section 8.06    Foreign Actions. If any action, the subject matter of which is within the scope of Article X(B) of the Amended and Restated Certificate of Incorporation, is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of Article X(B) of the Amended and Restated Certificate of Incorporation and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.
ARTICLE IX.

AMENDMENTS
Section 9.01    Amendments. These Bylaws may be amended or repealed at any meeting of stockholders or at any meeting of the Board of Directors, provided the notice of such meeting thereof shall contain a statement of the substance of the proposed amendment or repeal. All such amendments must be approved by either the holders of a majority in voting power of the outstanding shares entitled to vote thereon or by a majority vote of the directors then in office.
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